Exhibit 4

DEALER MANAGERS AGREEMENT

August 3, 2012

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

1. Invitation. The United Mexican States, acting through the Ministry of Finance and Public Credit (“UMS”), plans to make an Invitation (as defined below) (i) to owners of its outstanding debt securities listed in Schedule IA hereto (collectively, the “Group A Old Bonds”) to submit one or more offers to exchange Group A Old Bonds for UMS’ 3.625% Global Notes due 2022 (the “2022 Notes”), 4.750% Global Notes due 2044 (the “2044 Notes”) or 5.750% Global Notes due 2110 (the “2110 Notes” and together with the 2022 Notes and the 2044 Notes, the “Reopened Notes”) and a cash payment in a modified Dutch auction, and (ii) to owners of its outstanding debt securities listed in Schedule IB hereto (collectively, the “Group B Old Bonds” and with the Group A Old Bonds, the “Old Bonds”) to submit one or more offers to exchange Group B Old Bonds for 2044 Notes or 2110 Notes and a cash payment in a modified Dutch auction (each such offer specified in (i) and (ii), an “Offer”), on the terms and subject to the conditions set forth in the Invitation Supplement (as defined in Section 9(a) hereof), which, together with the Prospectus (as defined in Section 9(a) hereof), constitute the “Invitation”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Invitation Supplement.

2. Appointment as Dealer Managers. UMS hereby appoints each of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as exclusive dealer managers (the “Dealer Managers”) in connection with the Invitation and authorizes each of you to act as such on its behalf, in accordance with this Dealer Managers Agreement (this “Agreement”). You agree to (i) use your reasonable best efforts to solicit Offers pursuant to the Invitation, (ii) communicate with brokers, dealers, commercial banks and trust companies with respect to the Invitation, and (iii) perform the duties ascribed to you in the Invitation Material (as defined in Section 4(a) hereof).

3. No Liability for Acts of Dealers, Commercial Banks and Trust Companies. Neither you nor any partners, officers, directors, agents, employees or controlling persons (if any) of you or any of your affiliates, shall have any liability (in tort, contract or otherwise) to UMS or any other person asserting claims on behalf of or in right of UMS for any act or omission on the part of any broker or dealer in securities (each, a “Dealer”) (other than yourselves) or any commercial bank or trust company that solicits Offers. Further, no Dealer Manager shall have any liability (in tort, contract or otherwise) to UMS or any other person asserting claims on behalf of or in right of UMS for any losses, claims, damages, expenses or liabilities arising in connection with or as a result of either your engagement or any matter referred to in this Agreement, except for any such losses, claims, damages, expenses or liabilities incurred by UMS or any other person asserting claims on behalf of or in right of UMS that result from such Dealer Manager’s bad faith, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. In soliciting or obtaining Offers, you, as Dealer Managers, shall act as independent contractors, and no Dealer, commercial bank or trust company is to be deemed to be acting as your agent or the agent of UMS, and you, as Dealer Managers, are not to be deemed the agent of each other, UMS, any Dealer, commercial bank or trust company or any other person. It is understood that nothing in this Agreement nor the nature of your services shall be deemed to create a fiduciary duty or agency relationship between you and UMS. UMS further understands and agrees that each Dealer Manager shall provide its services hereunder independently from the other Dealer Managers and that no Dealer Manager will rely upon any services or work performed by the other Dealer Managers. Accordingly, UMS agrees that no Dealer Manager shall have any liability to UMS for any actions or omissions of the other Dealer Managers.

4. The Invitation Material; Free Writing Prospectuses.

(a) In connection with the Invitation, UMS authorizes each of you to reproduce and distribute, as you may deem necessary or advisable, the Invitation Supplement, the Prospectus, any “issuer free writing prospectus” as defined in Rule 433 under the United States Securities Act of 1933, as amended (the “Act”), used in connection with the Invitation (an “Issuer Free Writing Prospectus”), and any press releases and newspaper advertisements that have been delivered to you by UMS in final and approved form (collectively, including any amendments or supplements thereto provided by or on behalf of UMS in accordance with this Agreement and all the material available in the Invitation Website, the “Invitation Material”), and any permitted “free writing prospectus” specified in Section 4(b) hereof, for use by you in connection with the Invitation. Any other offering materials and information relating to the Invitation that UMS may cause to be prepared or may approve shall be called “Additional Material”. UMS and the Dealer Managers expressly agree that Offers shall be transmitted pursuant to the procedures described in the Invitation. UMS further agrees to cause to be furnished to each of you (in New York City) as many copies as you may reasonably request of the Invitation Material and the Additional Material and shall cause to be mailed (or distributed electronically) to each registered holder of any Old Bond, as soon as practicable, a reasonable number of copies of the Invitation Material and the Additional Material. Thereafter, to the extent practicable until the Expiration Date (as defined in the Invitation), UMS shall use its best efforts to cause copies of the Invitation Material to be mailed (or distributed electronically) to each person who becomes a holder of record of any Old Bond upon its request therefore.

(b) UMS shall not amend or supplement the Invitation Material, or prepare or approve any Additional Material for use in connection with the Invitation, without your consent, which consent shall not be unreasonably withheld. Except for any “free writing prospectus” (as defined in Rule 405 under the Act) (a “Free Writing Prospectus”) containing customary information and prepared by the Dealer Managers for use by them on Bloomberg screens or similar communication and that is not (i) an Issuer Free Writing Prospectus or (ii) a Free Writing Prospectus containing “Issuer information” (as defined in Rule 433(h)(2) under the Act), you shall not prepare or approve any other press releases or other offering material (other than material prepared solely for the internal use of a Dealer Manager) for use in connection with the Invitation, without UMS’ consent, which consent shall not be unreasonably withheld. UMS agrees that, a reasonable time prior to using or filing with the United States Securities and Exchange Commission (the “Commission”) or with any other Federal or other governmental agency, authority or instrumentality, domestic or foreign (each, including the Commission, an “Agency”), any Invitation Material or Additional Material (whether preliminary or otherwise), or a Form 18-K (as defined in Section 9(a) hereof), UMS will submit or cause to be submitted copies of such material to you for your approval, which approval shall not be unreasonably withheld.

(c) UMS will advise you promptly of (i) the occurrence of any event which could cause UMS to withdraw, rescind, terminate or modify the Invitation or would permit UMS to exercise any right not to purchase or exchange the Old Bonds tendered pursuant to the Invitation, (ii) any requirement to amend or supplement any Invitation Material or Additional Material, (iii) the issuance of any communication, comment or order relevant to the Invitation by any Agency (and, if in writing, will furnish you a copy thereof), (iv) any litigation or administrative or governmental action with respect to the Invitation of which UMS becomes aware, and (v) any other information relating to the Invitation which you may from time to time reasonably request in the performance of your duties hereunder. UMS shall have complete authority to, and in its discretion may, terminate the Invitation at any time on or prior to the close of business on the business day following the Expiration Date; provided that once UMS announces its acceptance of Offers as set forth in the Invitation Supplement, UMS’ acceptance will be irrevocable. You will promptly inform UMS of any litigation or administrative or governmental action with respect to the Invitation of which you become aware.

(d) UMS agrees (i) to prepare or cause to be prepared the Invitation Supplement and any amendment or supplement thereto in a form approved by you and to file such Invitation Supplement or any amendment or supplement thereto pursuant to Rule 424(b) under the Act not later than, in the case of the Invitation Supplement, the Commission’s close of business on the second business day following the Commencement Date, and in the case of any amendment or supplement which contains information relating to the results of the Invitation and such additional information as might be required under the Act, the Commission’s close of business on the second business day following the Announcement Date; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Free Writing Prospectus, the Prospectus or any amendment or supplement thereto, of the suspension of the qualification of the Reopened Notes for offering or sale in any jurisdiction in the United States or any jurisdiction identified in Annex III hereto, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, any Free Writing Prospectus or the Prospectus or any amendment or supplement thereto or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Basic Prospectus, the Prospectus Supplement, any Free Writing Prospectus or the Invitation Supplement or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and (ii) promptly from time to time during and following the Expiration Date of the Invitation, to take such action as you may reasonably request to qualify the Invitation and the Reopened Notes for offering and sale under the securities laws of the United States of America and such jurisdictions set forth in Annex III hereto as you may reasonably request and to comply with such laws so as to permit the continuance of the Invitation and sales and dealings in the Reopened Notes in such jurisdictions for as long as may be necessary to complete the Invitation and the distribution of the Reopened Notes, provided that in connection therewith UMS shall not be required to file a general consent to service of process in any jurisdiction. Likewise, with respect to the jurisdictions identified in Annex III hereto, each of UMS and you shall take actions reasonably available to it or you, respectively, to permit the continuance of the Invitation and the distribution of the Reopened Notes on the terms and conditions contemplated by such document, provided that if either UMS or you believe that the cost or burden of any such actions make them unreasonable, you and UMS shall consult in good faith with a view to restructuring the conduct of the Invitation and the distribution of the Reopened Notes in such jurisdiction in such a way that permits, to the extent possible, the continuance of the Invitation and the distribution of the Reopened Notes in such jurisdiction.

(e) UMS agrees, if the delivery of a prospectus is required under the Act (including any of the rules promulgated by the Commission thereunder) or the laws of any jurisdiction identified in Annex III hereto at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the Invitation and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Act or the laws of any jurisdiction identified in Annex III hereto, to notify you and upon your request to prepare and furnish to each Dealer Manager and to any dealer in securities as many copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case you are required to deliver a prospectus in connection with sales of any of the Reopened Notes at any time under the Act, upon your request, to prepare and deliver to such Dealer Manager as many copies as it may reasonably request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act.

(f) Our offers and solicitations and your solicitations shall be made only in the United States and the jurisdictions identified in Annex III hereto, and shall be conducted (including, without limitation, in respect of the use and distribution of the Invitation Material and Additional Material) in compliance with the limitations and qualifications set forth in the document dated the date hereof captioned “Foreign Jurisdiction Investment Restrictions”. No offers, distributions of the Invitation Material or Additional Material or solicitation shall be made in any other jurisdiction without your and UMS’ prior consent. You agree that all material published in the United Kingdom in connection with the Invitation will be issued on behalf of UMS.

(g) UMS represents and agrees that it has not made and will not make any offer relating to the Invitation that would constitute a Free Writing Prospectus or portion thereof required to be filed by UMS with the Commission or retained by UMS under Rule 433 under the Act without your prior written consent (which shall not be unreasonably withheld) and that Annex IV hereto is a complete list of any Issuer Free Writing Prospectuses used on or prior to the date hereof for which UMS has received such consent. UMS has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending. UMS agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus (i) would conflict with the information in the Registration Statement or the Prospectus or (ii) when taken together with the Prospectus, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, UMS will give you prompt notice thereof, and if you so request, will prepare and furnish without charge to each of you an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to UMS by you expressly for use therein which you and UMS agree that the names and addresses of the Dealer Managers are the only such information provided by you for use therein.

(h) Each Dealer Manager represents and agrees that it has not made and will not make any offer relating to the Invitation that constitutes or would constitute an Issuer Free Writing Prospectus or that otherwise constitutes or would constitute a Free Writing Prospectus or a portion thereof, required to be filed by UMS under Rule 433 under the Act, without UMS’ prior written consent (which shall not be unreasonably withheld).

5. Participation by Dealer Managers. UMS and the Dealer Managers agree to the matters described in the Invitation Supplement under the caption “Terms to the Invitation — Participation by the Dealer Managers and Mexico”.

6. Compensation. UMS agrees to pay you as compensation for your services as Dealer Managers and for your advisory services in structuring and arranging the transaction contemplated hereby a total amount equal to the sum of (i) 0.20% of the aggregate principal amount of the 2022 Notes issued on the Settlement Date, (ii) 0.25% of the aggregate principal amount of the 2044 Notes issued on the Settlement Date and (iii) 0.30% of the aggregate principal amount of the 2110 Notes issued on the Settlement Date. Any such fees shall be shared among the Dealer Managers as follows: 33.333% to Credit Suisse Securities (USA) LLC, 33.333% to Goldman, Sachs & Co. and 33.333% Merrill Lynch, Pierce, Fenner & Smith Incorporated. Such fees shall be payable in U.S. dollars on the Settlement Date, in immediately available funds, to an account or accounts in New York City designated by the Dealer Managers and free and clear of any and all withholding or other similar taxes imposed by UMS; if any such taxes are payable, the fees payable hereunder shall be increased so that the amount paid shall be equal to the amount that would have been payable had such taxes not been applicable.

7. Expenses. UMS and you agree to pay and/or reimburse each other for documented costs and expenses incurred in connection with the transactions contemplated hereby to the extent and as set forth in Schedule II hereto; provided, however, that this sentence shall in no way affect UMS’ obligations as set forth in Section 11 to this Agreement. All payments to be made pursuant to this Section 7 for the reimbursement of expenses shall be payable promptly after an itemized invoice specifying the expenses to be reimbursed has been received by the party making such reimbursement. The parties shall perform their respective obligations set forth in this Section 7 regardless of whether or not the Invitation is commenced, UMS terminates the Invitation prior to the business day following the Expiration Date, or UMS issues any Reopened Notes or purchases any Old Bonds pursuant to the Invitation or whether a Dealer Manager withdraws pursuant to Section 10 hereof.

8. Information and Exchange Agent; Securityholder Lists.

(a) UMS will appoint Bondholder Communications Group as information agent in connection with the Invitation the information and exchange agent in connection with the Invitation (the “Information and Exchange Agent”) pursuant to an engagement letter. The Dealer Managers are authorized to communicate directly with the Information and Exchange Agent (and any other depositary, the information and exchange agent or depositary or other agent designated or retained by UMS) with respect to matters relating to the Invitation.

(b) UMS agrees to cause to be furnished to you, to the extent the same is available to UMS, cards or lists or copies thereof showing the names and addresses of, and principal amount of Old Bonds held by, the registered holders or beneficial owners of such Old Bonds as of a recent date, and shall use its reasonable best efforts to cause you to be advised from day to day during the period of the Invitation as to any changes in identity of the registered or beneficial owners of the Old Bonds. UMS shall instruct the Information and Exchange Agent to inform each of you during each business day during the Invitation, of Offers received pursuant to the Invitation and such other information as you may reasonably require in connection with your services hereunder. You agree to use such information only in connection with the Invitation and not to furnish such information to any other person except in connection with the Invitation.

9. Representations, Warranties and Covenants of UMS.

UMS represents, warrants and covenants to you that:

(a) UMS meets the requirements for use of Schedule B under the Act, is a “seasoned” foreign government issuer within the meaning of Commission Release No. 33-6424 and has filed with the Commission registration statements on Schedule B (Files No. 333-179186 and 333-•) relating to debt securities and warrants, including the Reopened Notes (together, the “Debt Securities”); such registration statements and any post-effective amendment thereto, each in the form heretofore delivered to you or your counsel, have been declared effective by the Commission in such form; no other document with respect to such registration statements or document incorporated by reference therein has heretofore been filed with the Commission, other than the documents incorporated therein by reference and prospectuses filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act, each in the form heretofore delivered to you or your counsel; and no stop order suspending the effectiveness of either such registration statements, and no order preventing or suspending use of the Prospectus or any amendment or supplement thereto has been issued, no proceeding for that purpose has been initiated or threatened by the Commission and no notice of objection of the Commission to the use of such registration statements has been received by UMS. The invitation supplement, dated January 8, 2007, relating to the Invitation and filed with the Commission pursuant to Rule 424(b) of the Act is referred to herein as the “Invitation Supplement”. The various parts of such registration statements including all exhibits thereto and the documents incorporated by reference in the prospectus and prospectus supplement contained in such registration statements at the time such part of the registration statements became effective, each as amended at the time such part of the registration statements became effective, are collectively referred to herein as the “Registration Statement”; the basic prospectus relating to the Debt Securities contained in the registration statement File No. 333-179186, in the form in which it was filed with the Commission on February 2, 2012, is referred to herein as the “Basic Prospectus”; the prospectus supplement relating to UMS’ Global Medium Term Notes, Series A, contained in the registration statement File No. 333-179186, in the form in which it was filed with the Commission on February 2, 2012, is referred to herein as the “Prospectus Supplement”; the Basic Prospectus, as supplemented by the Prospectus Supplement and the Invitation Supplement is herein called the “Prospectus”; any reference to the Invitation Supplement, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein as of the respective dates of such Invitation Supplement, Prospectus Supplement and Prospectus; any reference to any amendment or supplement to the Invitation Supplement, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) (collectively, a “Form 18-K”) filed after the date of such Invitation Supplement, Prospectus Supplement or Prospectus, as the case may be, under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in such Invitation Supplement, Prospectus Supplement or Prospectus; and any reference herein to any amendment to the Registration Statement shall be deemed to refer to and include any Form 18-K filed after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

(b) The Registration Statement, the Invitation Supplement, the Prospectus Supplement and the Basic Prospectus, and any further amendments or supplements to the above conform to the requirements of the Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the applicable effective date of the Registration Statement, and will not, as of the applicable date of any amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Invitation Supplement, the Prospectus Supplement and the Basic Prospectus, as amended or supplemented with respect to the Invitation as of the applicable filing date thereof, did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to UMS by you expressly for use in the Prospectus as amended or supplemented with respect to the Invitation.

(c) For purposes hereof, the “Time of Sale” is the time at which exchange offers submitted pursuant to the Invitation become irrevocable on the Expiration Date which, unless extended or earlier terminated by UMS, shall be 5:00 p.m., New York City time, on August 9, 2012. The Prospectus, as supplemented by each Issuer Free Writing Prospectus listed on Annex IV hereto and any additional Issuer Free Writing Prospectuses used prior to the Time of Sale pursuant to Section 9(y) hereof, taken together (collectively, the “Time of Sale Information”), as of the Time of Sale will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to UMS by you expressly for use therein. Each such Issuer Free Writing Prospectus did not, or will not, conflict with the information contained in the Registration Statement.

(d) (i) At the earliest time after filing the Registration Statement (or the most recent post-effective amendment thereto) that UMS or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) and (ii) as of the date hereof, UMS was not and is not an “ineligible issuer” (as defined in Rule 405 under the Act), without taking into account any determination by the Commission pursuant to Rule 405 that it is not necessary that UMS be considered an “ineligible issuer”.

(e) The Invitation Material comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the United States federal securities laws and the laws of those jurisdictions in which you are authorized to solicit Offers pursuant to this Agreement, and the Invitation Material, including the information incorporated by reference therein, do not contain and (as amended or supplemented, if amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to UMS by you expressly for use in the Invitation Material as amended or supplemented.

(f) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, political, fiscal or other condition, or foreign exchange controls, of UMS, otherwise than as set forth in or contemplated by the Prospectus.

(g) The execution and delivery of this Agreement and all other documents to be executed and delivered by UMS hereunder and the consummation of the Invitation (including any related provisions for the payment of any cash payable by UMS pursuant to the Invitation) have been duly authorized and this Agreement has been duly executed and delivered by UMS and constitutes the valid and binding agreement of UMS enforceable against UMS in accordance with its terms, subject to laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and additionally subject, as to Section 11 hereof, to any limitations imposed by the securities laws of any applicable jurisdiction.

(h) The Reopened Notes have been duly authorized, and, when executed, issued, authenticated and delivered pursuant to the Invitation and the Fiscal Agency Agreement (as defined below), will have been duly executed, issued, authenticated and delivered and will constitute valid and legally binding direct, general and unconditional External Indebtedness (as defined in paragraph (j) of this Section 9) of UMS, subject to laws of general applicability relating to or affecting creditors’ rights, entitled to the benefits provided by the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1, dated as of November 28, 1995, and by Amendment No. 2, dated as of March 3, 2003 (as amended, the “Fiscal Agency Agreement”), between UMS and Citibank, N.A., as fiscal agent (the “Fiscal Agent”), substantially in the form filed as an exhibit to the Registration Statement; the Fiscal Agency Agreement has been duly authorized, executed and delivered by UMS and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject to laws of general applicability relating to or affecting creditors’ rights; and the Fiscal Agency Agreement (to the extent the provisions thereof are applicable to the Reopened Notes) conforms, and the Reopened Notes will conform, to the descriptions thereof contained in the Prospectus as amended or supplemented with respect to the Invitation.

(i) All consents, approvals, authorizations, orders, registrations, filings or qualifications of or with any court or governmental agency or other regulatory body or instrumentality of UMS required for the due execution, delivery and performance by UMS of this Agreement, the making and consummation of the Invitation (including any related provisions for the payment of any cash payable by UMS pursuant to the Invitation), the validity or enforceability of this Agreement against UMS and the issue and sale of the Reopened Notes have been obtained and are in full force and effect and will comply with UMS’ Federal Budget and Federal Revenue Law for fiscal year 2012.

(j) The Reopened Notes will rank pari passu, without any preference one over the other among themselves, with all other unsecured and unsubordinated obligations of UMS, present and future, relating to External Indebtedness. For purposes of this Agreement, “External Indebtedness” means any indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than the currency of the United Mexican States (other than such indebtedness that is originally issued or incurred within the United Mexican States). Indebtedness is issued or incurred in the United Mexican States if settlement occurs in the United Mexican States; and “indebtedness” means all unsecured and unsubordinated obligations of UMS in respect of money borrowed by UMS and guarantees of UMS in respect of money borrowed by others. The 2022 Notes will be consolidated and form a single series with, and be fully fungible with, UMS’ outstanding U.S.$2,000,000,000 3.625% Global Notes due 2022 (CUSIP No. 91086QBA5 and ISIN US91086QBA58). The 2044 Notes will be consolidated and form a single series with, and be fully fungible with UMS’ outstanding U.S.$2,000,000,000 4.750% Global Notes due 2044 (CUSIP No. 91086QBB3 and ISIN US91086QBB32). The 2110 Notes will be consolidated and form a single series with, and be fully fungible with UMS’ outstanding U.S.$2,000,000,000 5.750% Global Notes due 2110 (CUSIP No. 91086QAZ1 and ISIN US91086QAZ19).

(k) Other than as set forth in the Prospectus, as amended or supplemented with respect to the Invitation, there are no legal or governmental actions, suits, arbitrations or proceedings pending to which UMS is a party or of which any of its properties is the subject which, if determined adversely to UMS, would individually or in the aggregate have a material adverse effect on UMS’ ability to perform its obligations under the Reopened Notes, this Agreement, the Invitation or the Fiscal Agency Agreement with respect to the Reopened Notes; and, to the best of UMS’ knowledge, no such actions, suits, arbitrations or proceedings have been threatened.

(l) UMS is not in default in the payment of principal, interest or any other amount owing on any obligation in respect of External Indebtedness for money borrowed, and UMS has not received any notice of default (other than with respect to any failure to deliver periodically economic or financial information pursuant to agreements relating to UMS’ External Indebtedness) or acceleration with respect to any obligation in respect of External Indebtedness for money borrowed, in each case or in the aggregate, which would have a material adverse effect on the financial, economic or fiscal condition of UMS or its ability to perform its obligations under this Agreement, the Invitation, the Fiscal Agency Agreement or the Reopened Notes or which is otherwise material to the rights of the holders of the Reopened Notes; and the issue and sale of the Reopened Notes and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any treaty, convention or material agreement or material instrument to which UMS is a party or by which it is bound and will not result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of UMS under any such agreement or instrument and will not infringe any law or regulation of UMS.

(m) There is no tax, levy, deduction, charge or withholding imposed by UMS or any political subdivision thereof either (i) on, by virtue of, or in connection with, the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement, the Invitation or the Reopened Notes, or (ii) on any payment to be made by UMS hereunder or pursuant to the Invitation or under the Reopened Notes, provided that the Old Bonds being purchased and/or exchanged and such Reopened Notes are held by a non-Mexican individual or corporation who is not a resident of UMS for tax purposes directly and not through a permanent establishment thereof in UMS.

(n) No stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Dealer Managers to UMS or any political subdivision or taxing authority thereof or therein in connection with (ii) the issuance, sale and delivery by UMS to or for the respective accounts of the Dealer Managers of the Reopened Notes issued and sold pursuant to Offers submitted by the Dealer Managers or (ii) the sale and delivery outside UMS by the Dealer Managers of the Reopened Notes acquired pursuant to Offers submitted by the Dealer Managers to the initial purchasers thereof.

(o) UMS will, on the Settlement Date, have sufficient funds available to enable it to pay all cash payments, if any, for the Old Bonds accepted for exchange pursuant to the Invitation and to make all other payments contemplated by the Invitation Material, Additional Material and this Agreement, subject to the conditions set forth in the Invitation. UMS agrees to pay promptly, as appropriate and in accordance with the terms and subject to the conditions of the Invitation Material and Additional Material, the payments referred to in the preceding sentence.

(p) Neither UMS nor any person acting on its behalf has taken, or will take directly or indirectly, any action which might reasonably be expected to cause or result in stabilization of the price of any security of UMS to facilitate the Invitation, the sale or resale of Reopened Notes; provided, however, that no representation or warranty is made by UMS with respect to any actions of the Dealer Managers.

(q) UMS has made or will make any arrangements necessary to be made by it to permit settlement to occur through the clearing systems contemplated by the Invitation.

(r) UMS will file a notice with the Comisión Nacional Bancaria y de Valores (the National Banking and Securities Commission) as required under the Mexican Securities Market Law.

(s) UMS will make generally available to its security holders in the United States and to you as soon as practicable, a statement of the revenues and expenditures of UMS covering the first full fiscal year of UMS commencing after the date hereof which will satisfy Section 11(a) of the Act and the rules and regulations of the Commission thereunder.

(t) During the period beginning from the date hereof and continuing to and including the Settlement Date, UMS will not offer, sell, contract to sell or otherwise dispose of any Old Bonds acquired by it pursuant to the Invitation or any debt securities of UMS that are substantially similar to the Reopened Notes, are denominated in U.S. dollars, are to be placed outside UMS and mature more than five years after the Settlement Date, without your prior written consent.

(u) So long as any Reopened Notes are outstanding, upon request UMS will furnish or cause to be furnished to you, as soon as practicable after the availability thereof, copies of (A) UMS’ annual federal budget and public accounts, to the extent that such information has been made publicly available by or on behalf of UMS, and (B) all reports filed by UMS with the Commission.

(v) UMS will apply for the listing of the Reopened Notes on the Luxembourg Stock Exchange and will use its reasonable efforts to cause such listing to be approved.

(w) UMS will cause the Old Bonds that are acquired by it pursuant to the Invitation to be canceled in accordance with their terms.

(x) UMS agrees that it will not announce the acceptance of any Offer on or prior to the Announcement Date unless each of the conditions set forth in Section 10 hereof to be satisfied on or prior to such date has been satisfied or waived by the Dealer Managers.

10. Conditions. The Dealer Managers shall be entitled to withdraw as Dealer Managers in connection with the Invitation, at any time, if any of the conditions set forth in this Section 10 are not met, and the obligations of the Dealer Managers hereunder shall at all times be subject, in their discretion, to the conditions that:

(a) All representations and warranties and other statements of UMS contained herein are now, and on the Announcement Date, at all times during the Invitation and on the Settlement Date will be, true and correct.

(b) UMS at all times during the Invitation shall have performed all of its obligations hereunder theretofore required to have been performed and the statements of UMS and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct in all respects.

(c) The Invitation Supplement and any amendment or supplement thereto with respect to the Invitation shall have been filed with the Commission by post-effective amendment or pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 4(d) hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof and no order preventing or suspending use of any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction; and any Issuer Free Writing Prospectus and any other material required to be filed by UMS pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433.

(d) On the date hereof (the “Commencement Date”) and the Expiration Date, Sullivan & Cromwell LLP, your United States counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of the Fiscal Agency Agreement and the Reopened Notes, the Registration Statement, the Prospectus and such other related matters as you may have reasonably requested sufficiently in advance of each such date, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In the event of an amendment of the Invitation, such counsel will also furnish you, from time to time, up to the completion of the Invitation, any further opinion and letter of counsel as you may reasonably request, in form and substance substantially to the effect of such counsel’s opinion on the date hereof and satisfactory to you. In rendering their opinions, Sullivan & Cromwell LLP may assume all matters of Mexican law covered by the opinions referred to in paragraphs (e) and (f) of this Section 10.

(e) On the Commencement Date and the Expiration Date, Ritch Mueller, S.C., your Mexican counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of this Agreement, the Fiscal Agency Agreement and the Reopened Notes, the Registration Statement, the Prospectus and such other related matters as you may have reasonably requested sufficiently in advance of each such date, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In the event of an amendment of the Invitation, such counsel will also furnish you, from time to time, up to the completion of the Invitation, any further opinion and letter of counsel as you may reasonably request, in form and substance substantially to the effect of such counsel’s opinion on the date hereof and satisfactory to you. In rendering such opinion, such counsel may assume all matters of United States Federal and New York law covered by the opinions referred to in paragraph (d) of this Section 10.

(f) On the Commencement Date and the Expiration Date, the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit of the United Mexican States, or the Fiscal Attorney of the Federation or the Deputy Fiscal Attorney of the Federation, shall have furnished to you his or her written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex I hereto. In the event of an amendment of the Invitation, such counsel will also furnish you, from time to time, up to the completion of the Invitation, any further opinion and letter of counsel as you may reasonably request, in form and substance substantially to the effect of such counsel’s opinion on the date hereof and satisfactory to you, addressing the matters set forth in Annex I hereto. In rendering such opinion, such counsel may state that his or her opinion is limited to matters of Mexican law and, as to all matters of United States Federal and New York law, may rely upon the opinion referred to in paragraph (g) of this Section 10.

(g) On the Commencement Date and the Expiration Date, Cleary Gottlieb Steen & Hamilton LLP, United States counsel for UMS, shall have furnished to you their written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex II hereto. In the event of an amendment of the Invitation, such counsel will also furnish you, from time to time, up to the completion of the Invitation, any further opinion and letter of counsel as you may reasonably request, in form and substance substantially to the effect of such counsel’s opinion on the date hereof and satisfactory to you, addressing the matters set forth in Annex II hereto. In rendering such opinion, such counsel may state that their opinion is limited to the Federal laws of the United States and the laws of the State of New York.

(h) UMS shall have furnished to you, on the Commencement Date and the Expiration Date, a certificate in English, dated the respective date of delivery thereof, of the Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States, in which such official shall state that, to the best of his or her knowledge after reasonable investigation: (i) the representations and warranties of UMS in this Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of the respective date of such certificate (other than such representations and warranties which are made as of a specified date), (ii) UMS has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the respective date of such certificate, (iii) no proceeding has been initiated, or to the best of his or her knowledge, threatened to restrain or enjoin the making of the Invitation or the issuance or delivery of the Reopened Notes or the purchase of Old Bonds by UMS pursuant to the Invitation Material or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the Invitation will be effected, the Reopened Notes will be issued and/or the Old Bonds will be purchased pursuant thereto or to question the validity of the Invitation or the Reopened Notes, and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in relevant part, (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission, and (v) since the respective dates as of which information is given in the Prospectus as amended or supplemented and on or before the Announcement Date, there has not been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, fiscal, political or other condition, or foreign exchange controls, of UMS, except as set forth in or contemplated by the Prospectus as amended or supplemented.

(i) Since the respective dates as of which information is given in the Prospectus as amended or supplemented on or before the Announcement Date, there shall not have been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, fiscal, political or other condition, or foreign exchange controls, of UMS, otherwise than as set forth in or contemplated by the Prospectus as amended or supplemented on or prior to the Announcement Date, the effect of which, in any such case, is in your reasonable judgment, after consultation with UMS, so material and adverse such as to make it impracticable or inadvisable to proceed with the Invitation or the delivery of the Reopened Notes or purchase of the Old Bonds on the terms and in the manner contemplated by the Prospectus as amended or supplemented.

(j) Subsequent to the execution and delivery of this Agreement and on or before the Settlement Date there shall not have occurred any of the following: (A) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (B) trading of any securities of UMS shall have been formally suspended or limited on any international exchange; (C) a general moratorium on commercial banking activities in New York or the United Mexican States declared by either United States or New York State authorities or authorities of UMS, respectively; (D) a material failure in the computerized systems used to operate and maintain The Depository Trust Company’s Automated Tender Offer Program; or (E) the outbreak or escalation of hostilities involving the United States or the United Mexican States or the declaration by the United States or the United Mexican States of a national emergency or war, if the effect of any such event specified in clause (E) is in your reasonable judgment, after consultation with UMS, so material and adverse as to make it impracticable or inadvisable to proceed with the Invitation or the delivery of the Reopened Notes on the terms and in the manner contemplated by the Prospectus as amended or supplemented.

(k) The Deputy Undersecretary for Public Credit or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit of the United Mexican States shall have furnished to you on the Commencement Date and the Announcement Date a certificate in English, dated the date of delivery, to the effect that as of its effective date, the Registration Statement and any further amendment thereto made by UMS did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; that, as of the date of the Invitation Supplement, the Prospectus, and any further amendment or supplement thereto made by UMS, the Prospectus as so amended or supplemented, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; that, as of the Time of Sale, the Time of Sale Information and any further amendment or supplement thereto made by UMS did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and that, as of the respective date of such certificate, neither the Registration Statement nor the Prospectus nor the Time of Sale Information or any amendment or supplement thereto made by UMS contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing certification shall not apply to the statements in or omissions from the Registration Statement or the Prospectus or the Time of Sale Information or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to UMS in writing by you expressly for use in the Registration Statement or the Prospectus or the Time of Sale Information or such amendment or supplement thereto.

(l) UMS shall have furnished to you on each of the Commencement Date and the Expiration Date such further information, certificates and documents as you may reasonably request.

11. Indemnification and Contribution.

(a) UMS agrees (i) to indemnify and hold each Dealer Manager harmless against any loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) (A) which arises out of or is based upon any untrue statement of a material fact or alleged untrue statement of material fact contained in the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus as amended or supplemented, or any amendment or supplement thereto, the Invitation Material or the Additional Material or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, or which arises out of or is based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that UMS shall not be liable in any such case to the extent that any such loss, claim, damage, reasonable and documented expense, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus, the Invitation Material or the Additional Material or any such amendment or supplement in reliance upon and in conformity with written information furnished to UMS by such Dealer Manager expressly for use therein, which you and UMS agree that (i) the names and addresses of the Dealer Managers and (ii) the fifth paragraph of text under the caption “Plan of Distribution” in the Invitation Supplement, concerning certain activities and potential conflicts of interest by the Dealer Managers are the only such information provided by you for use therein; or (B) which arises out of or is based upon any breach by UMS of any representation or warranty or failure by UMS to comply with any obligation set forth herein; or (C) which arises out of or is based upon a withdrawal, rescission, termination or modification of or a failure by UMS to make or consummate the Invitation; and (ii) to indemnify and hold each Dealer Manager harmless against any and all other loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) which otherwise arises out of or is based upon or asserted against such Dealer Manager in connection with its acting as a Dealer Manager in connection with the Invitation, or rendering any financial advisory services to UMS in connection with the Invitation or that arise in connection with any other matter referred to in this Agreement, except to the extent that any such loss, damage, expense, liability or claim referred to in clause (ii) of this subsection (a) results from such Dealer Manager’s gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement. UMS also agrees to indemnify and hold you harmless against and to promptly reimburse you for any and all reasonable and documented expenses whatsoever (including legal and other fees and reasonable and documented expenses) reasonably incurred by you in connection with investigating, preparing for or defending against any such losses, damages, reasonable and documented expenses, liabilities or claims (or actions in respect thereof) after an itemized statement thereof, in reasonable detail, has been submitted to UMS whether or not resulting in any liability, and any amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever as set forth herein if such settlement is effected with the written consent of UMS. UMS also agrees that, except as provided in subsection (b) below, no Dealer Manager nor any of its affiliates, nor any partners, directors, officers, agents, employees or controlling persons (if any) of it or any of its affiliates, shall have any liability, in tort or contract or otherwise, to UMS or any person asserting a claim on behalf of or in the right of UMS, in each case for or in connection with any matter referred to in this Agreement, except to the extent that any loss, damage, expense, liability or claim incurred by UMS results from such Dealer Manager’s gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement.

(b) Each Dealer Manager, severally but not jointly, (i) will indemnify and hold harmless UMS and each of its officials, including its authorized representative in the United States, who signed the Registration Statement, against any losses, claims, damages, reasonable and documented expense, liability or claim (or action in respect thereof) to which UMS may become subject, under the Act or otherwise, insofar as such losses, claims, damages, reasonable and documented expenses or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus as amended or supplemented, or any amendment or supplement thereto, the Invitation Material or the Additional Material or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, or which arises out of or is based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, such Issuer Free Writing Prospectus, the Prospectus as amended or supplemented, the Invitation Material or the Additional Material or such amendment or supplement in reliance upon and in conformity with written information furnished to UMS by such Dealer Manager expressly for use therein which you and UMS agree that (i) the names and addresses of the Dealer Managers and (ii) the fifth paragraph of text under the caption “Plan of Distribution” in the Invitation Supplement, concerning certain activities and potential conflicts of interest by the Dealer Managers are the only such information provided by you for use therein, and (ii) will promptly reimburse UMS for any legal or other reasonable and documented expenses reasonably incurred by UMS in connection with investigating or defending any such action after an itemized statement thereof, in reasonable detail, has been submitted to such Dealer Manager.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action under subsection (a) or (b) above for which indemnity may be sought, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve such indemnifying party from any liability which it may have to any indemnified party under such subsection, except to the extent that such indemnifying party is materially prejudiced thereby through the forfeiture of substantive rights and defenses. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided that an indemnifying party shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to defend effectively against such action. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) in the indemnified party’s reasonable judgment the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; or (iii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. No indemnified party shall, without the written consent of the indemnifying party (such consent not to be unseasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder.

(d) If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative economic benefits received by the indemnifying party on the one hand and the indemnified party on the other from the Invitation. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of UMS on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative economic benefits of UMS on the one hand and you on the other shall be deemed to be in the same proportion as the maximum aggregate value of the Reopened Notes proposed to be issued by UMS (assumed for this purpose only to be $ ) pursuant to the Invitation bears to the maximum aggregate fee proposed to be paid pursuant to Section 6 hereof as a result of the Invitation (assumed for this purpose to be $ ). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by UMS on the one hand or you on the other and UMS’ or your relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. UMS and you agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if you were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The reimbursement, indemnity and contribution obligations under this Section 11 shall be in addition to any liability that any indemnifying party may otherwise have, shall extend upon the same terms and conditions to the affiliates, partners, directors, agents, employees and controlling persons (if any) of each indemnified party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such party, any such affiliate and any such person.

12. Termination and Survival of Certain Provisions.

(a) This Agreement may be terminated (a) by you (i) upon a withdrawal by you as Dealer Managers under the terms hereof or (ii) if UMS determines or acts to terminate, withdraw or suspend the Invitation prior to consummation thereof or (b) by UMS if it determines or acts to terminate or withdraw the Invitation prior to consummation thereof.

(b) The agreements contained in Sections 7, 11 and 13 hereof, the agreements contained in Section 6 hereof (to the extent the transactions contemplated hereby have been consummated) and the representations and warranties of UMS set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Invitation or the termination or assignment of this Agreement, (b) any investigation made by or on behalf of any indemnified party, and (c) the completion of your services hereunder.

13. Jurisdiction and Immunity. UMS hereby appoints its Consul General in The City of New York (currently Mr. Carlos M. Sada) and his successors as its authorized agent (the “Authorized Agent”) upon which process may be served in any action or proceeding arising out of or relating to this Agreement which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, and each party hereto irrevocably submits to the jurisdiction of any such court in respect of any such action and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such action in any such court. UMS waives any right to which it may be entitled on account of residence or domicile. UMS will maintain at all times in the Borough of Manhattan, The City of New York, a person acting as or discharging the function of Consul General as long as any of the Reopened Notes remain outstanding and until the Invitation is consummated and all amounts payable hereunder and thereunder have been paid, unless and until a successor agent shall have been appointed and such successor agent shall have accepted such appointment. UMS will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent at 27 East 39th Street, New York, New York 10016, and written notice of such service mailed or delivered to UMS at its address set forth in Section 19 hereof shall be deemed, in every respect, effective service of process upon UMS. Notwithstanding the foregoing, any such action may be instituted in any competent court in the United Mexican States. UMS hereby waives irrevocably any immunity from jurisdiction to which it might otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any such action in any state or federal court in the Borough of Manhattan, The City of New York, or in any competent court in the United Mexican States, except that under Article 4 of the Federal Code of Civil Procedures of the United Mexican States attachment prior to judgment or attachment in aid of execution will not be enforced by Mexican courts against property of UMS. The submission to jurisdiction and waiver of immunity by UMS contained herein is for the exclusive benefit of you (and your affiliates, partners, directors, agents, employees and controlling persons, if any, referred to in Section 11 hereof) and shall not extend to any other person.

14. Severability. If any provision hereof shall be determined to be invalid, illegal or unenforceable in any respect, such determination shall not affect any other provision hereof, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon UMS, you and the other indemnified parties, and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, except that all matters governing authorization and execution of this Agreement by UMS shall be governed by the laws of the United Mexican States.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and may not be modified or amended except in writing executed by the parties hereto.

19. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail or facsimile transmission, to the parties hereto as follows:

(a)	If to you:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Attn: Legal and Compliance – Transaction Advisory Group

Facsimile: (212) 325-4296

Goldman, Sachs & Co. 200 West Street New York, New York 10282

Attn: Liability Management Group

Facsimile: (646) 769-7607

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Attn: Legal Department

Facsimile: (212) 901-7897

(b)	If to UMS:

Secretaría de Hacienda y Crédito Público

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

01020 México, D.F., Mexico

Attn: Deputy Undersecretary for Public Credit

Facsimile: (011) 52-559158-1156

20. Arm’s Length Contract. UMS hereby acknowledges and agrees that (i) the Dealer Managers are acting solely in the capacity of an arm’s length contractual counterparty to UMS with respect to the transaction contemplated hereby (including in connection with determining the terms of the Invitation) and not as a financial advisor or a fiduciary to or an agent of, UMS, or any other person, (ii) the Dealer Managers have not assumed an advisory or fiduciary responsibility in favor of UMS with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Dealer Managers have advised or are currently advising UMS on other matters) or any other obligation to UMS except the obligations expressly set forth in this Agreement and (iii) UMS has consulted its own legal and financial advisors to the extent it deemed appropriate and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein . Additionally, neither Dealer Manager is advising UMS or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Dealer Managers shall have no responsibility or liability to UMS with respect thereto, except as otherwise set forth herein. Any review by the Dealer Managers of UMS, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Dealer Managers and shall not be on behalf of UMS or any other person.

[Signature Page to Follow]

Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

UNITED MEXICAN STATES

By:
	Name:	Alejandro Díaz de León Carrillo
	Title:	Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States

Accepted as of the date

first set forth above:

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

GOLDMAN, SACHS & CO.

By:
(Goldman, Sachs & Co.)

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Schedule I-A

List of Group A Old Bonds

Series of Bonds	Outstanding Principal Amount		ISIN	Maturity Date (mm/dd/yyyy)
6.375% Global Notes due 2013	U.S.$	1,168,414,000	US91086QAK40	01/16/2013
5.875% Global Notes due 2014	U.S.$	1,291,108,000	US91086QAQ10	01/15/2014
5.875% Global Notes due 2014	U.S.$	1,490,000,000	US91086QAX60	02/17/2014
6.625% Global Notes due 2015	U.S.$	1,343,649,000	US91086QAL23	03/3/2015
11.375% Global Bonds due 2016	U.S.$	1,681,197,000	US593048BA88	09/15/2016
5.625% Global Notes due 2017	U.S.$	3,500,000,000	US91086QAU22	01/15/2017

Schedule IB

List of Group B Old Bonds

Series of Bonds	Outstanding Principal Amount		ISIN	Maturity Date (mm/dd/yyyy)
5.950% Global Notes due 2019	U.S.$	2,928,103,000	US91086QAW87	3/19/2009
8.125% Global Bonds due 2019	U.S.$	1,352,366,000	US593048BN00	12/30/2019
8.00% Global Notes due 2022	U.S.$	714,348,000	US91086QAJ76	9/24/2022
11.50% Global Bonds due 2026	U.S.$	338,580,000	US593048AX90	5/15/2026
8.30% Global Notes due 2031	U.S.$	1,626,187,000	US91086QAG38	8/15/2031
7.500% Global Notes due 2033	U.S.$	1,105,207,000	US91086QAN88	4/08/2033
6.75% Global Notes due 2034	U.S.$	3,261,044,000	US91086QAS75	9/27/2034
6.05% Global Notes due 2040	U.S.$	4,250,000,000	US91086QAV05	1/11/2040

Schedule II

Expense Allocation for the Invitation

(Pursuant to Section 7 of the Dealer Managers Agreement)

Category of Expense	Dealer Managers’ Share	UMS’ Share
Fees and Disbursements of Dealer Managers’ Counsel (a)	100%	0%
Fees and Disbursements of UMS’ Counsel (b)	0%	100%
Bloomberg Roadshow Expenses	100%	0%
Luxembourg Listing Fees	100%	0%
Fiscal and Paying Agents	100%	0%
Settlement Agent	100%	0%
Information and Exchange Agent	100%	0%
Listing Agent	100%	0%
Announcement Tombstones and Advertisements (Placed at Launch)	100%	0%
Reproduction/Mailing of Invitation Material, including the filing under the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system of the Commission of the Prospectus and the Form 18K/A of UMS filed in connection with the Invitation	100%	0%
Jurisdictional Analysis (Limited to work completed in this regard by UMS’ counsel)	0%	100%
Blue Sky Fees (Not including legal fees and disbursements of Dealer Managers’ counsel)	0%	100%
SEC Filing and Listing Fees	0%	100%
Other additional expenses related to the Invitation, including, but not limited to, out-of-pocket expenses, translations, documentation and travel expenses of UMS, if any.	100%	0%

(a) Includes fees and disbursements of Sullivan & Cromwell LLP, as the Dealer Managers’ United States counsel, and any other United States or foreign counsel retained by the Dealer Managers in connection with the Invitation. The allocation of expenses related to the Dealer Managers’ counsel is based on the assumption that UMS will bear complete responsibility for the investigation of all jurisdictional issues relating to the offering.

(b) Includes Cleary Gottlieb Steen & Hamilton LLP, as UMS’ United States counsel, and any other United States or foreign counsel retained by UMS in connection with the Invitation.

Annex I

Capitalized terms used in this Annex I and not defined herein shall have the meanings ascribed thereto in the Dealer Managers Agreement to which this Annex I is appended.

OPINION OF THE DEPUTY DIRECTOR GENERAL OF LEGAL PROCEDURES OF CREDIT OF THE MINISTRY OF FINANCE AND PUBLIC CREDIT, OR THE FISCAL ATTORNEY OF THE FEDERATION OR THE DEPUTY FISCAL ATTORNEY OF THE FEDERATION

1. Pursuant to México’s Constitution, laws and regulations, and in particular to Article 4, fraction I, and Article 5, fractions I, II and III, of the General Law of Public Debt, México has full power and authority to perform and comply with the terms and provisions of the Dealer Managers Agreement, the Fiscal Agency Agreement and the Authorization; and the Dealer Managers Agreement, and the Authorization have been duly authorized, executed and delivered by México and, assuming that each of the Dealer Managers Agreement and the Fiscal Agency Agreement constitutes a valid and legally binding agreement under New York law, constitutes a valid and legally binding agreement, enforceable against México in accordance with its terms, subject to laws of general applicability relating to or affecting creditors’ rights.

2. Pursuant to México’s Constitution, laws and regulations, and in particular to Articles 4 and 5 of the General Law of Public Debt, México has full power and authority to make and consummate the Invitation and perform and comply with the terms and provisions of the Reopened Notes. The Reopened Notes have been duly authorized and will be duly issued, executed and delivered by México and in accordance with the laws of México and, when duly authenticated in accordance with the provisions of the Fiscal Agency Agreement and the Authorization and delivered in exchange for the Old Bonds in accordance with the terms of the Invitation, the Reopened Notes will constitute valid, legally binding, direct, unconditional and general obligations of México, enforceable in accordance with their terms and entitled to the benefits of the Fiscal Agency Agreement; such obligations shall not in any way be legally affected by or impaired as a result of any use to be made by México of the consideration received by it from the sale of the Reopened Notes.

The Reopened Notes will rank pari passu, without any preference among themselves, with all other unsecured and unsubordinated External Indebtedness of México.

3. The Registration Statement and the Prospectus and their filing with the United States Securities and Exchange Commission have been duly authorized by México and the Registration Statement has been executed by or on behalf of México. The information in the Registration Statement and the Prospectus stated on the authority of public officials of México has been stated in their official capacities thereunto duly authorized by México; and all statements with respect to or involving matters of Mexican law set forth in the Registration Statement and the Prospectus are true and correct in all material respects.

4. All authorizations, approvals and consents from and registrations with all governmental authorities in México that are necessary for the making and consummation of the Invitation, the execution and delivery of the Dealer Managers Agreement, the Fiscal Agency Agreement and the Authorization and for the execution, issuance, sale and delivery of the Reopened Notes there under and the performance by México of the covenants contained in the Reopened Notes, in the Dealer Managers Agreement and in the Fiscal Agency Agreement have been obtained and are in full force and effect. Once the Reopened Notes are issued, a notice is required to be delivered by México to the National Banking and Securities Commission; provided, however, that the failure to deliver such notice shall not affect México’s obligations under the Reopened Notes.

All necessary action by México in connection with the Reopened Notes has been duly taken, including the issuance of the Decree of the President of México to the Minister of Finance and Public Credit with respect to the issuance of the Reopened Notes dated December 2, 2009.

5. Neither the execution and delivery of the Dealer Managers Agreement, the Fiscal Agency Agreement, the Authorization or the Reopened Notes, nor the making or the consummation of the Invitation and the transactions therein contemplated nor compliance with the terms and provisions thereof, including performance of each of the obligations contained therein:

(a)	will conflict with, violate or result in a breach of the Constitution or any law, rule or administrative regulation of or applicable to México (including, without limitation, the Federal Revenue Law for the Fiscal Year 2012, in particular, Article 2, authorizing the Federal Executive Branch to contract for the issuance of securities on foreign markets, to finance the Federal Expenditure Budget for the fiscal year 2012, as well as for the purposes of exchanging and refinancing México’s external indebtedness, and all other provisions included in such law);

(b)	will conflict with or result in a breach of any of the terms, conditions or provisions of any treaty, convention, material agreement or material instrument to which México is a party or by which México is bound or constitute a default thereunder; or

(c)	will result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of México under any such agreement or instrument.

6. Under the laws of México, specifically in accordance with Articles 3 and 4 of the Código Federal de Procedimientos Civiles (the “Federal Code of Civil Procedures of México”), neither México nor any of its properties has, with respect to any action, claim or proceeding arising out of or based upon the Dealer Managers Agreement, the Fiscal Agency Agreement, the Authorization or the execution, issuance, sale and delivery of the Reopened Notes, any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise), except that under Article 4 of the Federal Code of Civil Procedures of México, attachment prior to judgment or attachment in aid of execution will not be enforced by Mexican courts against the property of México.

7. The choice of New York law in the Dealer Managers Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto) and the Reopened Notes is a valid choice of law and, accordingly, would be recognized and applied by the courts of México if the Dealer Managers Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto) or the Reopened Notes or any claim made thereunder is brought before any such court, provided that in any proceedings in México for the enforcement of the Dealer Managers Agreement, the Fiscal Agency Agreement (including the Authorization pursuant thereto) or the Reopened Notes, a Mexican court would apply Mexican procedural law in such proceedings.

The irrevocable submission of México pursuant to Section 13 of the Dealer Managers Agreement and Section 12 of the Fiscal Agency Agreement, to the jurisdiction of any state or federal court in The Borough of Manhattan, The City of New York, in respect of any action by any Dealer Manager, or by any persons controlling such Dealer Manager, arising out of or based upon the Dealer Managers Agreement (including the authorization pursuant hereto), or any action by any holder or the Fiscal Agent arising out of or based upon the Fiscal Agency Agreement, as the case may be, and the waiver by México of any objection to the venue of any such proceeding in any such court are legal, valid and binding according to Article 566 of the Federal Code of Civil Procedures of México. The waiver by México pursuant to Section 13 of the Dealer Managers Agreement and Section 12 of the Fiscal Agency Agreement of any immunity to jurisdiction or sovereign immunity to which it may otherwise be entitled (excluding, in respect of actions brought against México, attachment prior to judgment or attachment in aid of execution, as set forth in Article 4 of the Federal Code of Civil Procedures) with respect to any action, claim or proceeding arising out of or based upon the Dealer Managers Agreement or the Fiscal Agency Agreement, as the case may be, or to any right to which it may be entitled, based upon place of residence or domicile, is legal, valid and binding.

The appointment of México’s Consul General in The City of New York as agent to receive service of process on behalf of México for the purposes described in Section 13 of the Dealer Managers Agreement and Section 12 of the Fiscal Agency Agreement is legal, valid and binding.

Service of process effected in the manner set forth in Section 13 of the Dealer Managers Agreement and Section 12 of the Fiscal Agency Agreement, assuming its validity under New York law, will be effective to confer valid personal jurisdiction over México.

8. In accordance with Article 104, fraction III, of the Constitution, any action against México arising out of or based on the Dealer Managers Agreement or the Reopened Notes may be instituted by the Dealer Managers or by any holder or the Fiscal Agent, as the case may be, in any competent court in México. Any judgment obtained in a New York State or federal court sitting in The Borough of Manhattan, The City of New York, arising out of or in relation to the obligations of México under the Dealer Managers Agreement or the Reopened Notes, as the case may be, would be enforceable, subject to the limitations described in Section III, paragraph 6, of this opinion, against México in the courts of México pursuant to Articles 569 and 571 of the Federal Code of Civil Procedures of México and Article 1347A of the Commerce Code, which provide, inter alia, that any judgment rendered outside México may be enforced by Mexican courts, provided that:

(a)	such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Dealer Managers Agreement or the Fiscal Agency Agreement, as the case may be;

(b)	such judgment is strictly for the payment of a certain sum of money, provided that, under the Monetary Law of the United Mexican States, payments which should be made in México in foreign currency, whether by agreement or upon a judgment of a Mexican court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(c)	service of process was made personally on México or on the appropriate process agent;

(d)	such judgment does not contravene Mexican public policy or laws;

(e)	the applicable procedure under the laws of México with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), is complied with;

(f)	such judgment is final in the jurisdiction where obtained;

(g)	the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court, and

(h)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of foreign judgments in such jurisdiction.

9. To ensure the legality, validity, enforceability or admissibility in evidence of the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement (including the Authorization pursuant thereto) or the Reopened Notes, it is not necessary that the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement or the Reopened Notes or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in México, or that any registration charge or stamp or similar tax be paid on or in respect of the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement (including the Authorization pursuant thereto) or the Reopened Notes, or any other document, provided that, in the event any legal proceedings are brought in any court of México, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would, pursuant to Article 271 of the Federal Code of Civil Procedures of México, have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

10. The Dealer Managers Agreement, the Fiscal Agency Agreement, the Authorization and the Reopened Notes are in proper legal form under the laws of México for the enforcement thereof against México under the laws of México, provided that, in the event any legal proceeding is brought in any court of México, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would, pursuant to Article 271 of the Federal Code of Civil Procedures of México, have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

11. Pursuant to article 5, fraction II, second paragraph, of the General Law of Public Debt and article 196, fraction I, in relation with article 179 of the Ley de Impuesto sobre la Renta (the “Income Tax Law”), payments made pursuant to the Invitation and payments of principal or interest in respect of the Reopened Notes will be exempt from any withholding tax, provided the Old Bonds or the Reopened Notes, as the case may be, are held by an individual who is not a resident of México for tax purposes and that such Old Bonds or Reopened Notes, as the case may be, is not held through a permanent establishment in México to which such principal or interest payments are attributable, and the Old Bonds or the Reopened Notes are not paid in México. México does not impose any stamp, registration or similar taxes payable by a foreign holder in connection with the purchase, ownership or disposition of the Reopened Notes.

There is no stamp, income, registration, withholding or similar taxes imposed by México or any political subdivision thereof either by cause of the delivery, execution or enforcement of the Dealer Managers Agreement, the Fiscal Agency Agreement or the Authorization.

12. The information contained in the Invitation Supplement and the Prospectus Supplement, in each case under the caption “Taxation—Mexican Taxation”, fairly summarizes the provisions of Mexican tax law therein described.

Annex II

Capitalized terms used in this Annex II and not defined herein shall have the meanings ascribed thereto in the Dealer Managers Agreement to which this Annex II is appended.

OPINION OF CLEARY GOTTLIEB STEEN & HAMILTON LLP

1. The Dealer Managers Agreement has been duly executed and delivered by Mexico under New York law.

2. The Fiscal Agency Agreement, the Authorization Certificate and the Sub-Authorization Certificate have been duly executed and delivered by Mexico under New York law and, assuming due authorization, execution and delivery of the Fiscal Agency Agreement by the Fiscal Agent, the Fiscal Agency Agreement, the Authorization Certificate and the Sub-Authorization Certificate are valid, binding and enforceable obligations of Mexico.

3. When the Reopened Notes and the Supplemental Sub-Authorization Certificate have been duly executed and delivered by Mexico and the Reopened Notes have been duly authenticated by the Fiscal Agent, the Reopened Notes will be valid, binding and enforceable obligations of Mexico, entitled to the benefits of the Fiscal Agency Agreement.

4. The issuance and delivery of the Reopened Notes by Mexico pursuant to the Dealer Managers Agreement, the Fiscal Agency Agreement and the Authorizations do not, and the performance by Mexico of its obligations in the Dealer Managers Agreement, the Invitation, the Fiscal Agency Agreement and the Authorizations will not, require the consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience would normally be applicable with respect to such issuance, delivery or performance, except such as have been obtained under the Securities Act (but we express no opinion relating to any state securities or Blue Sky laws).

5. Under the laws of the State of New York relating to personal jurisdiction, Mexico has, pursuant to Section 13 of the Dealer Managers Agreement, validly and irrevocably submitted to the jurisdiction of any state or federal court located in The Borough of Manhattan in The City of New York, New York, in any action arising out of or based upon the Dealer Managers Agreement, has validly and irrevocably waived any objection to the laying of venue of any such action in any such court, and has validly and irrevocably appointed its Consul General in The City of New York as its authorized agent for the purpose described in or pursuant to Section 13 of the Dealer Managers Agreement; service of process as provided in Section 13 of the Dealer Managers Agreement will be effective to confer valid personal jurisdiction over Mexico in any such action; and the waiver by Mexico pursuant to Section 13 of the Dealer Managers Agreement of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) with respect to any such action in any such court is valid and binding under New York and federal law, subject as set forth below.

6. The statements set forth under the headings “Description of the Notes” in the Prospectus Supplement and “Description of the Securities—Debt Securities” in the Base Prospectus, as supplemented by the statements set forth under the caption “Description of the Reopened Notes” in the Invitation Supplement, insofar as such statements purport to summarize certain provisions of the Reopened Notes and the Fiscal Agency Agreement, provide a fair summary of such provisions, and the statements set forth under the heading “Taxation—United States Federal Taxation” in the Prospectus Supplement, as supplemented by the statements set forth under the heading “Taxation—United States Federal Income Taxation” in the Invitation Supplement, insofar as such statements purport to summarize federal laws of the United States of America referred to thereunder, constitute a fair summary of the principal United States federal income tax consequences of an investment in the Reopened Notes pursuant to the Invitation.

In addition, Cleary Gottlieb Steen & Hamilton LLP, shall have furnished to the Dealer Managers a letter confirming that as United States counsel to UMS, such counsel reviewed the Registration Statement, the Prospectus [and the free writing prospectus dated August 3, 2012 relating to the Invitation, announcing the commencement of the Invitation, and the free writing prospectus dated August [•], 2012 relating to the Invitation, announcing the Benchmark Spreads, UST Benchmark Rates, the Old Bond Exchange Values, the Reopened Note Exchange Values and the Exchange Ratios (as each such term is defined in the Invitation Supplement) (collectively, the “Free Writing Prospectuses”),]1 as then amended or supplemented, participated in telephone conferences with officials of the UMS, representatives of the Dealer Managers and representatives of the New York and Mexican counsel to the Dealer Managers, during which conferences the contents of the Registration Statement and the Prospectus and related matters were discussed, and reviewed certain other documents furnished to them by the UMS or otherwise in their possession, and advising that, based on their participation in such telephone conferences and their review of such documents, their understanding of the United States federal securities laws and the experience they have gained through their practice under the Act:

(a) The Registration Statements (except the financial and statistical data (including the mining and petroleum reserve and production data) included therein, as to which such counsel need express no view), as of August 3, 2012, the date on which the most recent Form 18-K/A was filed as an amendment thereto, and the Prospectus (except as aforesaid) [considered together with the Free Writing Prospectuses]2 , as of the date of such letter, appeared on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the rules and regulations thereunder.

(b) No information has come to such counsel’s attention that causes it to believe that the Registration Statements (except the financial and statistical data (including the mining and petroleum reserve and production data) included therein, as to which such counsel need express no view) as of August 3, 2012, the date on which the most recent Form 18-K/A was filed as an amendment thereto, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

[1]	For inclusion only in letter delivered on the Expiration Date.
[2]	For inclusion only in letter delivered on the Expiration Date.

(c) No information has come to such counsel’s attention that causes such counsel to believe that the Prospectus (except the financial and statistical data (including the mining and petroleum reserve and production data) included therein, as to which such counsel need express no view) [considered together with the Free Writing Prospectuses],3 as of the [date of such opinion]4 [5:00 P.M., New York City time, on the date of such opinion],5 contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

[3]	For inclusion only in letter delivered on the Expiration Date.
[4]	For inclusion only in letter dated the date of Dealers Managers Agreement
[5]	For inclusion only in letter delivered on the Expiration Date.

Annex III

List of Jurisdictions (Pursuant to Section 4(d) of the Dealer Managers Agreement)

Austria

Belgium

Cayman Islands

Denmark

France

Germany

Hong Kong

Italy

Luxembourg

Mexico

Netherlands

Norway

Singapore

Spain

Switzerland

United Kingdom

United States

Uruguay

Annex IV

List of any Issuer Free Writing Prospectuses for which UMS has received the Dealer Managers’ consent on or prior to the Commencement of the Invitation

-	Press release dated August 3, 2012, announcing the commencement of the Invitation.